UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Presidential Life Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

 All Three Leading Independent Proxy Advisory Firms Recommend
Stockholders Vote FOR Presidential Life Director Nominees
on the WHITE Proxy Card

Nyack, N.Y. (August 11, 2010) — Presidential Life Corporation (Nasdaq: PLFE), a leading life insurance company, today announced that all three leading independent proxy advisory firms — Institutional Shareholder Services (ISS), Glass, Lewis & Co. and PROXY Governance — recommend that stockholders support the Company’s current leadership by using the WHITE Proxy Card to vote FOR the Board’s nominees. The recommendations and analyses of these three firms are relied upon by investment advisors, mutual funds, pension funds, money managers and other fiduciaries. These recommendations follow those made by all three firms to reject Mr. Kurz’s earlier unsuccessful consent solicitation campaign.

In its August 10th report, ISS concluded, “The current management team appears to have performed well. On balance, therefore, it seems unlikely that the wholesale change at the board level, for which the dissidents are advocating, is warranted. Further, it remains unclear whether the lead dissident, Mr. Kurz, will even be able to serve on the board after a June 3, 2010 letter from the company's primary regulator, the NYSID [New York State Insurance Department], concluded that, ‘…both the [Kurz Family] Foundation and Mr. Kurz have engaged in untrustworthy conduct that renders them unsuitable to serve as controlling persons of Presidential’ and that ‘Mr. Herbert Kurz may no longer serve as an officer, director, or controlling person of Presidential.’”

Similarly, in its August 10th report, Glass, Lewis & Co. said, “While attacking a plan that he supported, [Mr. Kurz] provides an alternative plan that is, again, light on detail and virtually unchanged from the arguments provided more than half a year ago. Moreover, Mr. Kurz’s dismissive response to what are clearly significant regulatory determinations by the NYSID, determinations that could have a material adverse impact on the Company’s operations and share price, do not instill confidence that the Dissident’s primary concern is the preservation of shareholder value.”

In its August 7th report, PROXY Governance reached similar conclusions, noting, “Only seven months have passed since the costly consent solicitation and we see no reason to change our support for the board. In fact, if anything, we believe that the intervening months have weakened Kurz’s case further.” It added, “The recovery in key income and balance sheet items exposes many of Kurz’s performance criticisms to be what they always were – opportunistic comparisons straddling an economic trough. The conclusions of the NYSID, meanwhile, raise serious questions over Kurz’s integrity.”

“We are very pleased that all three independent proxy advisory firms recognize the progress the Company has made and the serious risk to stockholder value should Mr. Kurz prevail,” said William M. Trust, Jr., the Company’s Chairman. “Their recommendations underscore the wastefulness of Mr. Kurz’s campaign, the emptiness of his complaints, and his ethical shortcomings. The Board and current leadership team remain focused on delivering against the Company’s strategic plan, as evidenced by the results to date, and on creating long-term value for all stockholders.”

For questions or assistance in voting their shares, Presidential Life stockholders may call the Company’s proxy solicitor, Innisfree M&A Incorporated, toll free at (888) 750-5834.

Safe Harbor Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements about our future plans and business strategy and expected or anticipated future events and performance.  These forward-looking statements involve risks and uncertainties that are discussed in our filings with the Securities and Exchange Commission, including economic, competitive, legal and other factors.  Accordingly, there is no assurance that our plans, strategy and expectations will be realized.  Actual future events and results may differ materially from those expressed or implied in forward-looking statements.

About Presidential Life
Presidential Life Corporation, through its wholly owned subsidiary Presidential Life Insurance Company, is a leading provider of fixed deferred and immediate annuities and life insurance products to financial service professionals and their clients.  Headquartered in Nyack, New York, the Corporation was founded in 1969 and, through the Insurance Company, markets its product in 50 states and the District of Columbia.  For more information, visit our website www.presidentiallife.com.

Contacts
Brunswick Group
Greg Faje
212-333-3810